EXHIBIT 10.1

FOURTH AMENDMENT
TO LOAN AGREEMENT

     THIS FOURTH AMENDMENT to LOAN AGREEMENT is entered into as of the 17th day of January, 2003, by and between AESP, INC. (formerly known as Advanced Electronic Support Products, Inc.), a Florida corporation (the “Borrower”) and COMMERCEBANK, N.A. (the “Bank”).

RECITALS:

A.	Borrower and Bank entered into that certain loan agreement (the “Loan Agreement”) dated September 23, 1999 under the terms of which Bank agreed to lend Borrower $3,500,000.

B.	Borrower and Bank executed and delivered that certain First Amendment to Loan Agreement (the First Amendment”) dated September 2, 2000 between them. In connection with the First Amendment, Borrower executed and delivered to Bank that certain Renewal Promissory Note dated September 2, 2000 (the “Renewal Note”) in the original principal amount of $3,500,000.

C.	Borrower and Bank executed and delivered that certain Second Amendment to Loan Agreement (the Second Amendment”) dated March 16, 2001 between them. In connection with the Second Amendment, Borrower executed and delivered to Bank that certain Renewal Promissory Note dated March 16, 2001 (the “Second Renewal Note”) in the original principal amount of $4,000,000.

D.	Borrower and Bank executed and delivered that certain Third Amendment to Loan Agreement (the Third Amendment”) dated September 21, 2001 between them. In connection with the Third Amendment, Borrower executed and delivered to Bank that certain Renewal Promissory Note dated September 21, 2001 (the “Third Renewal Note”) in the original principal amount of $4,000,000.

E.	Borrower and Bank executed and delivered that certain Extension Letter Agreement (the “Letter Agreement”) dated September 18, 2002 between them, which, among other things, extended the term of the Line of Credit until January 23, 2003 and reduced the Maximum Line of Credit Amount to $1,900,000.

F.	Borrower and Bank desire to amend certain terms of the Loan Agreement, as amended, pursuant to the terms hereof to among other things extend the term of the Line of Credit.

     NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the parties hereto hereby agree as follows:

     Section 1. Definitions. All capitalized terms used herein shall have the same meanings as used in Section 1 of the Loan Agreement, unless otherwise defined in this Fourth Amendment.

     Section 2. Amendments to Loan Agreement. The Loan Agreement is hereby amended in the following respects:

(a) Financial Information. The second sentence of Section 4.1 of the Loan Agreement shall be amended and restated as follows: “Additionally, the Borrower shall deliver to the Lender, within one hundred twenty (120) days of its fiscal year end, its yearly 10-Ks, and within forty five (45) days after the end of each calendar quarter, its quarterly 10-Qs.”

(b) Periodic Borrowing Base Reports. Section 4.2 of the Loan Agreement shall be amended and restated as follows: “Within ten (10) days of the end of each month (or more frequently if required by the Lender), a report listing Receivables and all Eligible Receivables of the Borrower as of the last Business Day of such month (the “Accounts Receivable Report”) which shall include the amount and age of each Receivable, the name and mailing address of each Receivable Debtor and such other information as the Lender may require in order to verify the Eligible Receivables, all in reasonable detail and in form acceptable to the Lender in its absolute discretion, and if requested by the Lender, in its absolute discretion, a report listing all Inventory and all Eligible Inventory of the Borrower as of the last Business Day of such month, the cost thereof, and such other information as the Lender may require relating thereto, all in form acceptable to the Lender (the “Inventory Report”).” Said reports and information shall be certified by Borrower’s C.F.O.

(c) Financial Covenants. Sub-sections 5.14 (a) and (b) of the Loan Agreement shall be amended and restated as follows:

"(a) Debt to Tangible Net Worth. As of the end of each quarter, the Borrower shall have a debt to Tangible Net Worth ratio of not more than 3:1. Such ratio shall be tested quarterly based on the Borrower’s financial statements.

(b) Tangible Net Worth. Borrower shall at all times maintain a Tangible Net Worth of not less than $3,750,000.”

(d) Limitations on Advances. Section 2.2(b) of the Loan Agreement shall be amended and restated as follows:

     "(b) Limitations on Advances. The outstanding balance of the Line of Credit may increase and decrease from time to time, and Advances thereunder may be repaid and reborrowed, but the total of Advances outstanding at any one time under the Line of Credit shall never exceed the lesser of:

(i) The Maximum Line of Credit Amount; and

(ii) The “Borrowing Base,” which shall be the aggregate of the following:

(1) Fifty percent (50%) of Eligible Domestic Inventory; provided, however, that this portion of the Borrowing Base, after the application of such limitation, shall not exceed Six Hundred Thousand Dollars ($600,000.00), and provided that no advances are made against inventory in transit, work in progress or raw materials;

(2) Ninety Percent (90%) of Eligible Insured Domestic Accounts Receivable, not exceeding 90 days from date of invoice;

(3) Seventy Five Percent (75%) of Domestic Eligible Accounts Receivable, not exceeding 90 days from date of invoice;

(4) Ninety Percent (90%) of Eligible Insured Foreign Accounts Receivable, not exceeding 90 days from date of invoice; and

(5) Fifty Percent (50%) of Eligible Foreign Accounts Receivable, not exceeding 90 days from date of invoice.

Notwithstanding the definition of Borrowing Base above, the portion of the Borrowing Base under items (b)(ii)(3) and (5) above with respect to uninsured Receivables shall not exceed Five Hundred Thousand Dollars ($500,000.00) (after the application of the stated percentage limitation).

     In the event that the outstanding Advances exceed the lesser of (i) the Maximum Line of Credit Amount, or (ii) the Borrowing Base, then the Borrower shall within ten (10) calendar days cure such deficiency by either pledging additional collateral to Lender or paying down the Line of Credit in an amount at least equal to such deficiency.

     Accounts receivable from affiliates or related parties are ineligible for financing. Ineligibles for financing are accounts receivable from third parties originated by any other foreign affiliate. Financing of insured accounts receivable is limited to the policy amount. Any Receivables from one Receivable Debtor to the extent it is in excess of twenty percent (20%) of all Receivables shall be discounted one hundred percent (100%) on the portion that exceeds twenty percent (20%) of all Receivables. Existing cash collateral shall remain in place.”

     (e)  Prepayments Permanently Reducing Principal: The following shall be added to the Loan Agreement as a new Section 2.9:

     "Section 2.9 Prepayments Permanently Reducing Principal. Lender shall be entitled to receive thirty percent (30%) of the net proceeds from any funds received via the raising of capital by Borrower, including without limitation, issuance of securities, including without limitation, stocks and bonds, and any secured or unsecured debt. Said funds shall be used to permanently reduce the Maximum Line of Credit Amount. The maximum cap on inventory will decrease proportionately in an amount equal to the percentage decrease in the Maximum Line of Credit Amount.”

     (f)  Other Conforming Changes: Article 1 of the Loan Agreement is amended as follows:

(i) Definition of Line of Credit Note. The definition of Line of Credit Note shall be amended and restated to read as follows:

"Line of Credit Note” shall mean that certain fourth renewal promissory note, dated January 17, 2003, of Borrower to Lender in the aggregate principal amount of One Million Nine Hundred Thousand Dollars ($1,900,000) which fourth renewal promissory note amended, renewed and updated that certain third renewal promissory note, dated September 21, 2001, of Borrower to Lender in the aggregate principal amount of Four Million Dollars ($4,000,000) which third renewal promissory note amended, renewed and updated that certain second renewal promissory note, dated as of March 16, 2001, of Borrower to Lender in the aggregate principal amount of Four Million Dollars ($4,000,000) which second renewal promissory note amended, renewed and replaced that certain renewal promissory note, dated as of September 2, 2000, of Borrower to Lender in the aggregate principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), and that certain promissory note, dated September 23, 1999, of Borrower to Lender in the aggregate principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000).

(ii) Definition of Line of Credit Maturity Date. The definition of Line of Credit Maturity Date shall be amended and restated to read as follows:

“Line of Credit Maturity Date” shall mean July 22, 2003 or such earlier date as payment of the Line of Credit shall be due and payable in full, whether by mandatory prepayment, acceleration or otherwise.

(iii) Definition of Loan Documents. The definition of the term “Loan Documents” in the Loan Agreement shall include this Fourth Amendment, the Letter Agreement, the Third Amendment, the Second Amendment, the First Amendment, the Line of Credit Note, the Security Agreement, the Commitment Letter and all other documents executed and delivered by the parties which evidence, secure or otherwise relate to the transaction contemplated by this Fourth Amendment.

(iv) Definition of Maximum Line of Credit Amount. The definition of Maximum Line of Credit Amount shall be amended and restated to read as follows: “Maximum Line of Credit Amount” shall mean One Million Nine Hundred Thousand Dollars ($1,900,000) or such greater amount as the Lender may consent to in writing from time to time.

     Section 3. No Event of Default. Borrower hereby certifies to Bank that (a) it has kept, observed, performed and fulfilled each and every covenant, provision and condition of the Loan Agreement and the other Loan Documents on its part to be performed, (b) that all representations and warranties of the Borrower made in the Loan Agreement are true and correct as of the date hereof except for those representations and warranties which are made as of a particular date, which such representations and warranties are true and correct as of such date, and (c) that no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default has occurred and is continuing under the Loan Agreement, both before and after giving effect to the amendment contemplated hereby, except any Event of Default that has previously occurred and which has been specifically waived in writing by the Bank, and except for the Event of Default caused by Borrower’s failure to comply, as of December 31, 2002, with the Tangible Net Worth and Debt to Tangible Net Worth ratios as stated under Sub-sections 5.14 (a) and (b) of the Loan Agreement, as amended.

     Section 4. Loan Agreement Confirmed. The Loan Agreement, as amended hereby, is reaffirmed and restated herein by Borrower and Bank, and said Loan Agreement is hereby incorporated herein by reference as fully as if set forth in its entirety in this Fourth Amendment.

     Section 5. Conditions Precedent to Bank’s Obligations. Banks obligations under this Fourth Amendment shall be subject to the satisfaction of each of the following conditions precedent:

     (a)  Borrower shall have executed and deliver this Fourth Amendment, the Fourth Renewal Note and all other documents requested by Bank and all Loan Documents shall be in full force and effect.

     (b)  Bank shall have received (i) a certificate of the secretary of Borrower certifying that attached thereto are true and correct copies of (A) the bylaws of Borrower, as amended through the date of such certification and (B) resolutions duly adopted by Borrower’ s board of directors authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, which resolutions have not been altered or amended in any respect and remain in full force and effect, (ii) the names of each of the officers of Borrower authorized to execute and deliver the Loan Documents; (iii) a certificate of the applicable State authority, dated as of a recent date, as to the good standing of Borrower; and (iv) a certificate of the Florida Department of State, dated as of a recent date, certifying that attached are true and correct copies of the articles of incorporation of the Borrower filed with such agency.

     (c)  Borrower shall cause to be delivered to Bank such other documents, certificates or affidavits as may be reasonably requested by Bank in connection with consummating the transaction evidenced by this Fourth Amendment.

     (d)  An opinion of counsel from counsel to Borrower in a form reasonably satisfactory to Lender.

     Section 6. Miscellaneous.

     (a)  Invalidity. In the event that any one or more of the provisions contained in this Fourth Amendment shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Fourth Amendment.

     (b)  Counterparts. This Fourth Amendment may be executed in several counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c)  Reference. From and after the effective date hereof, all references to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended by this Fourth Amendment.

     (d)  GOVERNING LAW. THIS FOURTH AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PRINCIPLES.

     (e)  Governing Document. In the event of a conflict between the terms and conditions of this Fourth Amendment and the Commitment Letter, the terms and conditions of this Fourth Amendment shall control in all respects.

SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Loan Agreement to be duly executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

Borrower:

AESP, INC.

By: /s/ Slav Stein

Name: Slav Stein Its: President

Bank:

COMMERCEBANK, N.A.

By: /s/ David F. Sauers

Name: David F. Sauers Its: Senior Vice President